Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-250973

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 7, 2020)

1,530,769 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 1,834,616 Shares of Common Stock

Series A Common Stock Purchase Warrants to Purchase up to 3,365,385 Shares of Common Stock

Series B Common Stock Purchase Warrants to Purchase up to 3,365,385 Shares of Common Stock

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus supplement dated December 6, 2022, as supplemented by the prospectus supplement dated August 7, 2023 (together, the “Original Prospectus Supplement”) and the prospectus dated December 7, 2020 (the “Base Prospectus”; and together with the Original Prospectus Supplement, the “Original Prospectus”), relating to the offering of 1,530,769 shares of our common stock, par value $0.001, or the Common Stock, together with Series A common stock warrants, or the Series A Warrants, to purchase up to 3,365,385 shares of Common Stock, and Series B common stock warrants, or the Series B Warrants, to purchase up to 3,365,385 shares of Common Stock (and the shares of Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants). The Series A Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our Common Stock became listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IBIO” on March 4, 2025, prior to which time it was listed on the NYSE American LLC (the “NYSE American”). On April 28, 2025, the closing price of our Common Stock on Nasdaq was $1.05 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Amendment to Existing Warrants

This Supplement is being filed to disclose the following:

On April 29, 2025, we agreed with certain holders of the Series A Warrants to purchase up to 144,230 shares of Common Stock to amend such warrants to lower the exercise price of such warrants to $0.86 per share.

Prospectus supplement dated April 29, 2025.